                                                                     EXHIBIT 6.1

                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of November 1, 1995, by and between PAN WESTERN ENERGY CORPORATION, an Oklahoma corporation (the "Corporation"), and SIDNEY L. ANDERSON, a resident of Tulsa, Oklahoma ("Anderson"), and is made with reference to the following:

     A. Anderson serves the Corporation as President and Chief Executive Officer without an Employment Agreement and has done so since the formation of the Corporation September 2, 1981.

     B. The parties desire to execute this Agreement to set forth the terms and conditions of Anderson's employment hereinafter.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the parties agree as follows:

     1.   Employment of Anderson, Title and Duties. The Corporation shall employ
          ----------------------------------------
Anderson and Anderson shall render services to and on behalf of the Corporation, subject to the terms and conditions of this Agreement. Anderson shall devote his full time and attention to the affairs of the Corporation. Anderson shall have the title of President and Chief Executive Officer. Anderson's duties shall be as specified in the by-laws of the Corporation and as directed from time to time by unanimous vote of the Board of Directors of the Corporation.

     2.   Term of Employment.  The term of this Agreement and Anderson's
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employment pursuant hereto shall commence on the date first above written and shall expire on the later of (a) October 31, 2000; or, (b) such other date to which the term of employment has been extended pursuant to provisions of this Agreement hereinafter set forth; or, (c) so long as Anderson is a personal guarantor on any Corporation debt. The Agreement will automatically be extended for an additional one (l) year period on November 1st of each subsequent year commencing November 1, 1996. Unless otherwise agreed by the parties, all terms and conditions of this Agreement, including the incentive compensation arrangements contained in Section 3, shall continue during the extension period. Anderson's employment may be terminated as specified in Section 6.

     3.   Compensation.
          -------------

     (a)  Base Compensation and Fringe Benefits.  As compensation for his
          -------------------------------------
services rendered hereunder, the Corporation shall pay Anderson the following annual base salary:

                    Year         Base Salary
                    ----         -----------

          1996    $150,000
          1997    $150,000
          1998    $150,000
          1999    $150,000
          2000    $150,000

In addition, the Corporation shall pay normal employee fringe benefits, including but not limited to an automobile allowance of $1,000 per month, from which amount shall be deducted normal employee withholding and other applicable employment taxes, and such other benefits as may from time to time be determined by the Board of Directors of the Corporation. Anderson shall receive four weeks vacation annually, which may be carried over one year. Salary shall be payable in installments not less often than twice monthly. All of Anderson's previously accrued vacation and other benefits as shown on the Corporation's books and records shall continue and be included in this Agreement.

     (b) Annual Incentive Compensation.  As annual incentive compensation, the
         -----------------------------
Corporation shall pay to Anderson annually an amount equal to ten percent (10%) of all of the Corporation's pre-tax net profit, as defined in this Agreement, in excess of $150,000. This amount shall be paid in cash to Anderson annually within thirty (30) days following the Corporation's receipt of its annual audited financial statements. Anderson's annual incentive compensation hereunder shall be payable in all events unless and until Anderson's employment is terminated under Section 6(a) hereof or as otherwise expressly provided herein. Annual incentive compensation payable to Anderson in respect of the Corporation's fiscal year 1996 shall not be prorated, but shall be prorated in any other fiscal year of the Corporation in which Anderson is not employed hereunder for the entire fiscal year. The Corporation's fiscal year is the calendar year. No change in the Corporation's fiscal year will result in the reduction of any amounts payable under this subsection. For purposes of this
Section 3 (b), the Corporation's pre-tax net profit in any year shall be that shown on the Corporation's annual audited financial statements. This definition is for the sole purpose of determining Anderson's annual incentive compensation and shall have no effect on the Corporation's financial reporting. Anything to the contrary set forth herein notwithstanding, this Section 3 (b) shall not be construed to create any liability or obligation of Anderson to the Corporation with regard to any period during the term hereof in which the Corporation's pre-tax net profit fails to exceed the amounts set forth above.

     4.  Covenant Not to Compete.  Anderson covenants and agrees that, during
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the term of his employment and for a period of two (2) years thereafter, he will not, directly or indirectly, engage in or become financially or otherwise interested in any business in which the Corporation (or any affiliate) is now engaged or in which it becomes engaged at any time during the term of Anderson's employment with the Corporation relating to the primary business of the Corporation. The area covered by this covenant includes the continental United States. This covenant extends to Anderson, whether as a principal, agent, manager, employee, lessor, consultant, partner, shareholder, director, officer or otherwise. This covenant does not extend to Anderson's ownership of less than two percent (2%) of the voting interests in a publicly held corporation. Anderson expressly acknowledges that his execution of this covenant not to compete is a material factor in the Corporation's execution of this Agreement; that its specific terms were bargained for; that this covenant not to compete is of material import to the Corporation as the business in which the Corporation is engaged is highly competitive; and that the covenant not to compete does not constitute an unreasonable restriction on Anderson.

     5.  Disclosure of Information.  It is agreed that any and all improvements,
         -------------------------
discoveries or results of research, whether patentable or not, which are made, discovered or invented by Anderson, any other employee, contractor, or consultant to the Corporation, which relate in any manner to any products, equipment, work or other business activity of the Corporation or any affiliated corporation during the term of Anderson's employment, shall be and become the exclusive property of the Corporation. Anderson expressly acknowledges that the list of the Corporation's customers, its trade secrets and other information pertaining to the patent rights, designs, methods, systems, improvements, proprietary information, sales data, trademarks, products, and business affairs of the Corporation, as the same may exist from time to time, are the sole property of the Corporation (or its affiliated corporations as the case may be), are strictly confidential, and shall be held in trust solely for the benefit and use of the Corporation (or its affiliated corporations as the case may be). All knowledge and information which Anderson may acquire by, from or through the Corporation during the course of rendering services under this Agreement, or from the employees or consultants to the Corporation (or of any affiliated corporation as the case may be), with respect to any such information as is specified above, and other confidential matters shall for all purposes, be regarded as strictly confidential and held in trust and solely for the benefit and use of the Corporation (or its affiliated corporations as the case may be). Anderson covenants and agrees that he shall not, during the term of this Agreement, or at any time after the termination hereof, disclose any such information to any person, firm, corporation, association or other entity or group of persons, for any reason or purpose whatsoever; provided, however, that the covenants contained in this Section 5 shall not prevent Anderson from making such disclosures (i) as may be necessary in the performance of the services hereunder, (ii) as may be necessary to comply with legal process or governmental order, or (iii) to the extent such information is already in the public domain at the date of such disclosure.

     6.  Termination of Employment.
         -------------------------

     (a) Termination for Just Cause.  For just cause due to the fault of
         --------------------------
Anderson, the Corporation may terminate Anderson's employment at any time upon ten (10) days written notice to Anderson and the Corporation shall be obligated to pay Anderson the compensation under Section 3 due him only up to the date of termination, including any accrued employee benefits and/or vacation pay. As used in this Agreement, the term "just cause" shall mean (i) Anderson shall engage in willful and material misconduct in the performance or nonperformance of this Agreement; and (ii) Anderson shall commit actual fraud or a felony criminal act on or after the date of execution hereof, and any such act shall have been determined by the Board of Directors to be materially harmful to the Corporation. Said Board action shall only be taken after reasonable notice to Anderson and after having provided Anderson an opportunity to present his position. Anderson's commission of fraud or a felony criminal act shall be determined by a court of competent jurisdiction or admitted by Anderson. Termination under this subsection 6(a) shall result in the termination for future periods of all compensation otherwise payable to Anderson under Section 3 (a), and shall render null and void ab
                                                                        --
initio the Corporation's obligation to pay the incentive compensation specified
------
in Section 3 (b). Anderson's termination under this Section 6(a) shall not affect Anderson's obligations under Sections 4 or 5 hereof.

     (b) Termination Without Just Cause.  The Corporation may terminate
         ------------------------------
Anderson's employment without just cause, but in such event the Corporation shall be obligated to pay to Anderson the compensation otherwise payable under
Section 3(a) for the remainder of the term of his employment as determined in
Section 2, including any accrued employee benefits and/or vacation pay. Any amount of such Section 3(a) compensation in a gross amount before withholding taxes up to the greater of One Hundred Thousand Dollars ($100,000) or the amount of Anderson's combined federal and estate income taxes, if any, resulting from the Corporation's obligation to pay such remaining Section 3(a) compensation which are due in the year of termination (or not later than the due date for the filing of Anderson's individual income tax returns for such year), shall be paid in cash thirty (30) days following the date of Anderson's termination. The amount, if any, of Anderson's Section 3(a) compensation exceeding such amount shall be paid in cash in two equal annual installments, on the first and second anniversaries of Anderson's termination. No interest shall accrue on such payments, and the Corporation shall deduct therefrom all normal employee withholding taxes. If the Corporation terminates Anderson's employment under this Section 6(b), the incentive compensation otherwise due to Anderson under
Section 3(b) shall be payable at the time(s) and in the form and manner set forth in Section 3(b). Termination of Anderson's employment under this subsection 6(b) shall not affect Anderson's obligations under Sections 4 or 5 hereof. The foregoing notwithstanding, Anderson may, within ninety (90) days following the termination of his employment under this Section 3 (b), notify the Corporation in accordance with Section 8(b) that he has determined to take actions which would otherwise violate Section 4 hereof. In such case, and subject to the following conditions, Anderson shall be relieved of his obligations under Section 4 hereof. In order to be relieved of such Section 4 obligations, Anderson agrees that his compensation under Sections 3(a) and 3(b) shall terminate as of the date of his termination, and

Anderson shall forfeit and return to the Corporation any Section 3(a) compensation and evidences of indebtedness of the Corporation therefor applicable to periods after his termination; Anderson's Section 3(b) compensation shall accrue only to the date of his termination and it shall be paid as and when it would otherwise be paid under Section 3(b). Anderson may be terminated under this Section 6(b) only by unanimous vote of the Board of Directors of the Corporation, including Anderson if he is a director of the Corporation at the time the vote is taken. The Corporation shall have the right to prepay all or any part of any payments provided for in this Section 6(b) at any time without penalty.

     (c) Termination by Anderson.  Anderson may terminate his employment at any
         -----------------------
time on thirty (30) days prior written notice to the Corporation, end in such event, the Corporation shall be obligated to pay Anderson his Section 3(a) compensation only up to the date of termination, including any accrued employee benefits and/or vacation pay. If Anderson dies during the term of this Agreement, his compensation shall continue only to the date of his death. If he becomes disabled such that he cannot perform his principal duties hereunder for a period of longer than three (3) months, the Corporation may terminate his employment after the end of such three (3) month period and in such event Anderson's compensation shall terminate at such date. Termination under this subsection 6(c) shall not affect Anderson's obligations under Sections 4 or 5. If Anderson's employment terminates under this Section 6(c), the incentive compensation otherwise due to Anderson under Section 3(b) shall accrue to the date of termination of his employment under this Section 6(c). The Corporation shall have the right to prepay all or any part of any payments provided for in this Section 6(c) at any time without penalty.

     7.  Remedy for Breach.
         -----------------

     (a) Breach by Anderson.  If Anderson breaches any agreement, provision,
         ------------------
covenant, duty or requirement made herein or required herein on his part, and such breach is not cured or corrected within five (5) days following written notice of the same from the Corporation, then the Corporation, in its sole discretion, shall be entitled to (i) actual damages from Anderson for such breach, (ii) specific performance of this Agreement by Anderson and an injunction restraining Anderson from violating the terms of this Agreement,
(iii) terminate payment of the compensation described in Section 3 as of the date of such breach (but only under the circumstances specified and to the extent provided in Sections 6(a) or 6(b), as the case may be), and/or (iv) terminate Anderson's employment for cause under Section 6(a) (but only under the circumstances set forth therein), and (v) to the fullest extent permitted by applicable law, recovery of its attorneys fees, court costs, and all related expenses of litigation, together with pre- and post-judgment interest thereon. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from any third party involved or associated with such breach.

     (b) Breach by Corporation.  If the Corporation breaches any agreement,
         ---------------------
provision, covenant, duty or requirement made herein or required herein on its part, then Anderson, in his sole discretion, shall be entitled to (i) actual damages from the Corporation for such breach, (ii) specific performance of this Agreement by the Corporation and an injunction restraining the Corporation from violating the terms of this Agreement, and (iii) to the fullest extent permitted by applicable law, recovery of his attorneys fees, court costs, and all related expenses of litigation, together with pre- and post-judgement interest thereon. Nothing herein shall be construed as prohibiting Anderson from pursuing any other remedies allowed by law which may be available to him including the recovery of damages from any third party involved or associated with such reach.

     8.  Miscellaneous.
         -------------

     (a) Binding Effect.  This Agreement shall be binding upon and inure to the
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benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     (b) Notices.  All notices given under this Agreement shall be deemed to be
         -------
effectively given when personally delivered to the party entitled to receive the notice, or when placed in the United States Mails, registered or certified, postage prepaid, at the addresses stated below:

     Anderson:         Sidney L. Anderson
                       1030 East 18th Street
                       Tulsa, Oklahoma 74120

     The Corporation:  Pan Western Energy Corporation
                       1850 South Boulder Avenue
                       Suite 300
                       Tulsa, Oklahoma 74119

Either party may change his or its address for the purpose of notice by giving notice of the change of address to the other party in accordance with the provisions of this Section.

     (c) Waiver and Modification.  No waiver of any term of condition of this
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Agreement shall be effective unless in writing signed by the waiving party. The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition. This Agreement may only be modified in a writing signed by both parties.

     (d) Severability.  The invalidity or unenforceability of any provision
         ------------
hereof shall in no way affect the validity or enforceability of any other provision. In the event any court shall finally hold that the time or territory or any other provisions con-tained herein constitutes an unreasonable restriction against Anderson, then Anderson and the Corporation expressly agree that the provisions of this Agreement shall not be rendered void but shall apply only as to such time, territory or other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

     (e) Applicable Law.  This Agreement shall be governed by and construed in
         --------------
accordance with the laws of the State of Oklahoma.

     (f) Entire Agreement.  The parties agree that this Agreement, shall be the
         ----------------
sole agreement between the parties respecting the employment of Anderson and his noncompetition obligations to the Corporation. All prior written and oral agreements respecting such subject matter are terminated.

     (g) Time of Essence.  Time is of the essence of this Agreement.
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     (h) Corporate Authority.  The Corporation represents and warrants to
         -------------------
Anderson that (i) all necessary corporate and shareholder action has been taken on behalf of the Corporation to authorize the execution and delivery of this Agreement by the undersigned officer of the Corporation and the satisfaction by the Corporation of its obligations hereunder, (ii) the Corporation has the full power and authority to enter into this Agreement and to perform hereunder, and
(iii) the Corporation's execution and delivery of this Agreement does not violate or contravene any other agreement by which the Corporation is bound. These representations and warranties shall survive the execution hereof.

     (i) Anderson's Representations and Warranties.  Anderson represents and
         -----------------------------------------
warrants to the Corporation that (i) Anderson has the full power and authority to enter into this Agreement and to perform hereunder, and (ii) Anderson's execution and delivery of this Agreement does not violate or contravene any other agreement by which Anderson is bound. These representations and warranties shall survive the execution hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


ATTEST:                                PAN WESTERN ENERGY CORPORATION

/s/ Crystal R. Leggett                 /s/ Clayton E. Woodrum
----------------------                 -----------------------------------------
Secretary                              By: Clayton E. Woodrum
                                           Executive Vice President


                                       SIDNEY L. ANDERSON


                                       /s/ Sidney L. Anderson
                                       -----------------------------------------
                                       An Individual